Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond, VA 23219-0501

+1 804.444.1000 T
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Donna O. Cox tel: +1 804-444-5292	Jason Thompson tel: +1 804-444-2556
mediainquiries@mwv.com

MWV Reports Strong Fourth Quarter and Full-Year 2009 Profit Growth

Full-Year Margin Improvement Achieved Across All Business Segments

Fourth Quarter and Full-Year 2009 Highlights:

•	Fourth Quarter EPS of $0.29 (Includes $0.07 Net Benefit from Special Items)

•	Full-Year Cash Flow from Operations Exceeds $870 Million; Cash Balance Grows to $850 Million

•	Company Achieves $154 Million in Overhead Savings in 2009, Exceeds $125 Million Target

RICHMOND, VA (January 27, 2010)—MeadWestvaco Corporation (NYSE: MWV) generated strong fourth quarter and full-year earnings and cash flow improvement despite challenging market conditions. The company reduced overhead costs, improved operating productivity and focused on growing markets, differentiated products and the most profitable customers. As a result of these strategies, each of the company’s business segments increased profit margins in 2009.

In the fourth quarter, pre-tax earnings from the company’s business segments were $154 million, a 34 percent increase compared to $115 million in the fourth quarter of 2008. Full-year 2009 pre-tax earnings from the company’s business segments were $565 million, a 24 percent increase compared to $454 million in 2008. Full-year cash flow from operations showed strong improvement, exceeding $870 million in 2009 compared to $376 million in 2008.

MWV exceeded its 2009 $125 million overhead savings target associated with the strategic cost management program it announced at the beginning of the year. Savings in 2009 were $154 million, reflecting actions that eliminated overhead costs and closed or restructured certain facilities.

“MWV performed well in what remained a difficult economic environment during 2009,” said John A. Luke, Jr., chairman and chief executive officer. “We improved our earnings and increased shareholder value by focusing on the right strategies to enhance the competitiveness of our global businesses. We reduced costs, refined our participation in the marketplace and enhanced our partnerships with customers around the world. Continued progress in these areas has dramatically improved MWV’s financial performance and strength, and will set the stage for profitable growth in the future.”

“MWV’s strategy agenda for 2010 and beyond is to build on the principles that delivered our strong results in 2009,” continued Luke. “We’re looking to continue to generate profitable growth in emerging geographies and attractive end-markets – as well as further improve our operating efficiency. With continued focus in these areas and many more, we will build on our recent performance record and generate additional positive momentum in 2010.”

Fourth Quarter and Full-Year Comparison

Fourth quarter 2009 net income was $51 million, or $0.29 per share, compared to a net loss of $16 million, or $0.09 per share, in the fourth quarter of 2008. The results for the fourth quarter of 2009 include net favorable after-tax items totaling $13 million, or $0.07 per share. The results for the fourth quarter of 2008 include net unfavorable after-tax items totaling $33 million, or $0.19 per share. Full-year 2009 net income from continuing operations was $225 million, or $1.30 per share, compared to $80 million, or $0.46 per share, for 2008. The results for full-year 2009 include net favorable after-tax items totaling $90 million, or $0.52 per share. The results for full-year 2008 include net unfavorable after-tax items totaling $28 million, or $0.17 per share. The net effect of these items on earnings (loss) per share from continuing operations is as follows:

	Fourth Quarter 2009	Fourth Quarter 2008	Full Year 2009	Full Year 2008

Earnings (loss) per share, as reported	$0.29	$(0.09)	$1.30	$0.46

Net effect of special items (1)	(0.07)	0.19	(0.52)	0.17

Earnings per share, as adjusted	$0.22	$0.10	$0.78	$0.63

(1) Refer to “Use of Non-GAAP Measures” section of this document.

Fourth quarter 2009 sales were $1.64 billion compared to fourth quarter 2008 sales of $1.60 billion. Sales increased two percent as favorable foreign currency exchange was partially offset by lower volumes. Full-year 2009 sales from continuing operations were $6.05 billion compared to $6.64 billion in 2008. Full-year sales were lower due to volume declines from lower demand related to weak economic conditions, unfavorable foreign currency exchange as well as the company’s actions to exit certain low-return product lines.

Packaging Resources

In the Packaging Resources segment, profit was $40 million in the fourth quarter of 2009 compared to $45 million in the fourth quarter of 2008. Sales were $637 million in the fourth quarter of 2009 compared to $632 million in the fourth quarter of 2008 as lower shipment volumes were more than offset by improvement in price and product mix and favorable foreign currency exchange. Segment profit benefited from improved pricing and product mix and lower input costs compared to last year. These positive performance factors were more than offset by increased economic downtime versus the prior year. In the fourth quarter of 2009, the segment continued to take aggressive actions to match production with demand and reduce inventory levels. In the fourth quarter of 2009, economic downtime totaled 79,000 tons, of which 63,000 tons was in Coated Natural Kraft (CNK®) and 16,000 tons was in bleached paperboard (SBS) grades. This compares to 35,000 tons of economic downtime in the fourth quarter of 2008, primarily in CNK®.

SBS volumes were 16 percent lower compared to historically high shipments recorded in fourth quarter 2008, but were relatively flat versus the third quarter of 2009, the highest shipment quarter of 2009. The segment continued to see steady demand in key targeted end-markets, including tobacco, liquid packaging and commercial print, as well as with the launch of MWare®, the company’s new value-added food-service solution. The 9 percent decline in CNK® shipments compared to the prior year was due to changes in shipment timing with certain beverage customers. Overall profitability in Rigesa, the segment’s Brazilian operation, continued to be strong as improved productivity helped offset unfavorable product mix.

The Packaging Resources segment’s full-year 2009 profit from continuing operations was $182 million compared to $195 million in 2008. Strong operational productivity gains, improved product pricing and mix, as well as decreases in input costs were more than offset by lower fixed cost absorption due to declines in demand for the company’s key paperboard products. Sales in full-year 2009 were $2.45 billion compared to $2.68 billion in 2008. Lower sales were driven by decreased shipments of key paperboard products.

Consumer Solutions

In the Consumer Solutions segment, profit doubled to $22 million in the fourth quarter of 2009 compared to $11 million in the fourth quarter of 2008. Sales were $576 million in the fourth quarter of 2009 compared to $596 million in the fourth quarter of 2008. Profit improvement in the healthcare, personal care, beverage and tobacco packaging markets were driven by successful implementation of the segment’s transformation strategies, including overhead cost reductions, maximizing production efficiency and exiting unprofitable product lines. Overall volume was down in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to lower demand for high-end personal care and media products, declines in consumer spending and planned actions to exit certain product lines. However, the segment continued to experience strong demand for its value-added Shellpak® solution for prescription drugs and for dispensing solutions for soaps and antibacterial lotions due to the heightened global awareness of the H1N1 virus. In addition, the segment benefited from increased demand for beverage packaging in Asia and from the success of EcoLite DVD packaging with major movie studios.

The Consumer Solutions segment’s full-year 2009 profit was $95 million compared to $56 million in 2008. The increase in profit was principally driven by the implementation of the segment’s transformation strategies, including maximizing production efficiency and exiting unprofitable product lines. The segment also benefited from lower input costs. Sales were $2.25 billion in full-year 2009 compared to $2.51 billion in 2008. Sales declined primarily due to lower demand for high-end personal care and media products, an overall reduction in consumer spending, the company’s actions to exit certain unprofitable product lines and due to unfavorable foreign currency exchange.

Consumer & Office Products

In the Consumer & Office Products segment, profit was $56 million in the fourth quarter of 2009 compared to $34 million in the fourth quarter of 2008. Sales in the fourth quarter of 2009 increased to $306 million compared to $273 million in the fourth quarter of 2008. Contributing to the increase in sales was the recent acquisition of Grafons, a leading Brazilian notebook and stationery company, as well as favorable foreign currency exchange. In addition, the segment had strong placement and sell-through of proprietary, branded consumer and office products at leading North American retailers and distributors. The segment continues to have strong market presence due to its innovative product line-up and collaborative approach with many of its key customers. Sales of envelopes were lower as demand for direct mail products continues to be soft due to the weak global economic environment. Despite lower sales in North America, segment profit was higher due primarily to significant productivity actions early in the year as well as tighter cost controls during the quarter. While the Brazilian back-to-school season is just underway, initial placement for Tilibra and Grafons remains solid. Integration of the segment’s recent acquisition of Grafons is proceeding well and is expected to contribute to earnings in 2010. The segment continues to be impacted by imports from Asia.

The Consumer & Office Products segment’s full-year 2009 profit was $133 million compared to $96 million in 2008. The increase in profit was principally driven by improved productivity and an improved product mix as a result of the company’s continued focus on sell-through of its proprietary, branded consumer and office products. Sales in full-year 2009 were $1.01 billion compared to $1.06 billion in 2008 primarily due to volume declines due to the weaker economic condition in the segment’s markets.

Specialty Chemicals

In the Specialty Chemicals segment, profit increased 78 percent to $16 million in the fourth quarter of 2009 compared to $9 million in the fourth quarter of 2008. Sales in the fourth quarter of 2009 increased to $138 million compared to $123 million in the fourth quarter of 2008. The segment continued to penetrate global markets with its value-added asphalt solutions and experienced stronger demand for printing ink resins due to increased holiday promotions by retailers. In carbon, the segment continued to make strong gains in applications for food, beverage and water purification. Carbon volumes increased versus the prior year in automotive emissions applications due to strong automobile unit growth in emerging markets and increased production in North America. Fourth quarter profit improved as increased productivity and higher volumes helped offset price and mix declines and unabsorbed fixed manufacturing costs.

The Specialty Chemicals segment’s full-year 2009 profit increased 17 percent to $56 million compared to $48 million in 2008. Sales in full-year 2009 were $503 million compared to $547 million in 2008. The decline in sales was due to lower volumes in more commoditized pine chemicals. Volume growth in value-added chemical and carbon markets, as well as improved price and mix and lower input costs, were the primary drivers of the segment’s profit increase.

Community Development and Land Management

In the Community Development and Land Management segment, profit was $20 million in the fourth quarter of 2009 compared to $16 million in the fourth quarter of 2008. Profit from real estate activities was $18 million in the fourth quarter of 2009 compared to $10 million in the fourth quarter of 2008. The segment sold approximately 12,600 acres for gross proceeds of $23 million in the fourth quarter of 2009 compared to approximately 7,300 acres for gross proceeds of $16 million in the fourth quarter of 2008. Profit from forestry operations and leasing activities was $2 million in the fourth quarter of 2009 compared to $6 million in the fourth quarter of 2008. Sales were $43 million in the fourth quarter of 2009 compared to $39 million in the fourth quarter of 2008.

The Community Development and Land Management segment’s full-year 2009 profit was $99 million compared to $59 million in 2008. Profit from real estate activities was $88 million in 2009 versus $40 million in 2008. In 2009, the company sold approximately 59,700 acres for gross proceeds of $118 million versus approximately 21,200 acres for gross proceeds of $57 million in 2008. Profit from forestry operations and leasing activities was $11 million in 2009 compared to $19 million in 2008. Sales were $193 million in full-year 2009 compared to $135 million in 2008.

The real estate and forest products sectors remain challenging due to continued credit tightening and weaker consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long-term real estate value creation plans, including enhancing rural land, and entitling and master planning its highest potential development land. In the fourth quarter of 2009, the segment finalized the Master Plan for the East Edisto property (www.eastedisto.com) and signed a lease agreement with the first tenant for its 2.7 million sq. ft. industrial and distribution park joint venture with The Rockefeller Group servicing the Port of Charleston.

Corporate and Other

Corporate and Other loss was $40 million in the fourth quarter of 2009 compared to a loss of $137 million in the fourth quarter of 2008. The loss for the fourth quarter of 2009 includes the net effect of pre-tax items totaling $60 million comprised of income of $94 million from alternative fuel mixture credits; restructuring charges of $26 million; an expense of $20 million from a contribution to the MeadWestvaco Foundation; a gain of $17 million from the sale of assets; and a charge of $5 million from early extinguishment of debt. The loss for the fourth quarter of 2008 includes restructuring charges of $51 million.

Corporate and Other loss was $190 million in full-year 2009 compared to a loss of $375 million in 2008. The loss for 2009 includes the net effect of pre-tax items totaling $186 million comprised of income of $375 million from alternative fuel mixture credits; restructuring charges of $189 million; charges of $23 million from early extinguishment of debt; income of $20 million from vacation accrual adjustments due to a policy change; an expense of $20 million from a contribution to the MeadWestvaco Foundation; a gain of $17 million from the sale of assets; and a gain of $6 million from a pension curtailment. The loss for 2008 includes the net effect of pre-tax items totaling $44 million comprised of restructuring charges of $69 million; a gain of $15 million from the sale of assets; and a gain of $10 million from a pension curtailment.

Alternative Fuel Mixture Credit

Through December 31, 2009, the U.S. Internal Revenue Code allowed an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business. MWV qualified for the alternative fuel mixture credit because it uses an alternative fuel known as black liquor, which is a byproduct of its wood pulping process, to power its paperboard mills. The company submitted claims totaling $375 million, after associated expenses, based on fuel usage at its three U.S. paperboard mills from mid-January 2009 through December 31, 2009, of which $348 million was received from the Internal Revenue Service by year end. The impact of the excise tax credit, net of associated expenses, is included in other income in the consolidated statements of operations in the amounts of $94 million and $375 million for the quarter and year ended December 31, 2009, respectively, and is included in Corporate and Other for segment reporting purposes. The credit expired on December 31, 2009.

Strategic Cost Management Program

In January 2009, MWV announced the acceleration of a series of broad cost reduction actions that began in 2008 to further reduce its corporate and business unit overhead cost structure, optimize its manufacturing footprint and realize sourcing savings throughout its supply chain. By the end of 2009, these actions resulted in the cumulative elimination of approximately 3,000 positions, or 13 percent of MWV’s global workforce, and the closure or restructure of 16 manufacturing facilities. In the fourth quarter of 2009, MWV achieved savings of $64 million, resulting in full-year 2009 savings of $154 million. The company continues to target run-rate savings of approximately $250 million by mid-2010 from facility actions and overhead cost reductions.

Other Items

For the quarter and year ended December 31, 2009, pre-tax costs for energy, raw materials and freight on a continuing operations basis decreased $46 million and $150 million over the respective periods in 2008.

The impact on pre-tax results from continuing operations from foreign currency exchange was favorable by $20 million for the fourth quarter of 2009 and unfavorable by $4 million for full-year 2009 compared to the respective periods in 2008.

Cash flow provided by operations exceeded $870 million in full-year 2009 compared to $376 million in 2008. The increase was driven by the receipt of alternative fuel mixture credits from the Internal Revenue Service totaling $348 million in 2009, as well as from improved working capital performance and higher earnings.

Capital spending from continuing operations was $224 million in full-year 2009 compared to $288 million in 2008.

During the fourth quarter of 2009, the company elected to prepay a $58 million note and made a scheduled debt payment of $50 million. During 2009, the company reduced its debt by $232 million and the company’s debt-to-total capitalization ratio was 39 percent at December 31, 2009.

MWV’s U.S. qualified retirement plans remain well over-funded in the amount of $938 million at December 31, 2009, and the company does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

MWV paid a regular quarterly dividend of $0.23 per share totaling $39 million during the fourth quarter of 2009. On January 25, 2010, MWV declared a regular quarterly dividend of $0.23 per common share. The payment of the dividend will be made on March 1, 2010, to shareholders of record at the close of business on February 4, 2010.

The effective tax rate for the quarter and year ended December 31, 2009, was 55 percent and 40 percent, respectively. The effective tax rate for the quarter and year ended December 31, 2009, excluding discrete items of $32 million related to domestic and foreign tax audits, was 27 percent and 31 percent, respectively.

Outlook

While the company believes overall demand may have stabilized at current levels, and is seeing volume growth opportunities in some markets and products, the resiliency and pace of these trends remains uncertain given continued weak economic conditions. The company expects to benefit from its growing positions in developing regions, in particular China, Brazil and India, to help offset persistent challenges in developed markets, in particular the U.S. and Western Europe. The company expects continued benefits from its transformation strategies and ongoing cost reductions to be the significant driver of improved year-over-year performance in the first quarter.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EST) by dialing 1 (800) 230-1074 (toll-free domestic) or 1 (612) 234-9960 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. (EST) on January 27, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 139050. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, media and entertainment, home and garden, tobacco, and commercial print industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 20,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the sixth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net sales	$1,636	$1,599	$6,049	$6,637
Cost of sales	1,337	1,384	5,030	5,573
Selling, general and administrative expenses	232	194	823	809
Interest expense	49	55	204	210
Other income, net [1]	(96)	(12)	(383)	(34)

Income (loss) from continuing operations before income taxes	114	(22)	375	79
Income tax provision (benefit)	63	(6)	150	(1)

Income (loss) from continuing operations	51	(16)	225	80
Income from discontinued operations, net of tax	—	—	—	10

Net income (loss)	$51	$(16)	$225	$90

Net income (loss) per share, diluted:
Income (loss) from continuing operations	$0.29	$(0.09)	$1.30	$0.46
Income from discontinued operations	—	—	—	0.06

Net income (loss)	$0.29	$(0.09)	$1.30	$0.52

Shares used to compute net income (loss) per diluted share:	174.1	171.0	173.2	172.7

[1]

Other income includes income from alternative fuel mixture credits, net of associated expenses, in the amounts of $94 million and $375 million for the quarter and year ended December 31, 2009, respectively.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$850	$549
Accounts receivable, net	935	799
Inventories	590	695
Other current assets	155	118

Current assets	2,530	2,161

Property, plant, equipment and forestlands, net	3,442	3,518
Prepaid pension asset	938	634
Goodwill	818	805
Other assets	1,293	1,337

	$9,021	$8,455

Liabilities and equity
Accounts payable	$559	$567
Accrued expenses	673	618
Notes payable and current maturities of long-term debt	13	89

Current liabilities	1,245	1,274

Long-term debt	2,153	2,309
Other long-term obligations	1,172	972
Deferred income taxes	1,028	919

Shareholders’ equity	3,406	2,967
Non-controlling interests	17	14

Total equity	3,423	2,981

	$9,021	$8,455

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Sales
Packaging Resources	$637	$632	$2,446	$2,667
Consumer Solutions	576	596	2,248	2,511
Consumer & Office Products	306	273	1,006	1,063
Specialty Chemicals	138	123	503	547
Community Development and Land Management	43	39	193	135
Corporate and Other [1]	10	14	49	105

Total	1,710	1,677	6,445	7,028
Inter-segment eliminations	(74)	(78)	(396)	(391)

Consolidated totals	$1,636	$1,599	$6,049	$6,637

Segment profit (loss)
Packaging Resources	$40	$45	$182	$195
Consumer Solutions	22	11	95	56
Consumer & Office Products	56	34	133	96
Specialty Chemicals	16	9	56	48
Community Development and Land Management	20	16	99	59

Subtotal	154	115	565	454
Corporate and Other [2]	(40)	(137)	(190)	(375)

Consolidated totals [3]	$114	$(22)	$375	$79

[1]	Revenue included in Corporate and Other includes sales from the company’s specialty papers division.
[2]

Corporate and Other includes income from alternative fuel mixture credits, restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, charges from early extinguishment of debt, and non-controlling interest income and losses.

[3]	Consolidated totals represent income (loss) from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The presentation of net income and earnings per share from continuing operations, adjusted to exclude the net effects of the items listed below, is not meant to be considered in isolation or as a substitute for net income (loss) and earnings (loss) per share from continuing operations determined in accordance with generally accepted accounting principles in the United States (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because it excludes items of income, gains and charges that management believes are not indicative of the ongoing operating results of the business. The net effects of these items on net income (loss) and earnings (loss) per share from continuing operations are as follows:

Fourth Quarter	2009	2009	2008	2008
In millions, except per share amounts—unaudited	Net Income	Earnings Per Share	Net Income	Earnings Per Share

Net income (loss) and earnings (loss) per share, as reported	$51	$0.29	$(16)	$(0.09)

Add:
Tax charges related to domestic and foreign tax audits	32	0.18	—	—
Restructuring charges	18	0.10	33	0.19
Contribution to MeadWestvaco Foundation	12	0.07	—	—
Charge from early extinguishment of debt	3	0.02	—	—

	65	0.37	33	0.19
Deduct:
Income from alternative fuel mixture credits	(66)	(0.38)	—	—
Gain from sale of assets	(12)	(0.06)	—	—

	(78)	(0.44)	—	—

Net effect of special items	(13)	(0.07)	33	0.19

Net income and earnings per share, as adjusted	$38	$0.22	$17	$0.10

Full Year	2009	2009	2008	2008
In millions, except per share amounts—unaudited	Net Income	Earnings Per Share	Net Income	Earnings Per Share

Net income and earnings per share, as reported	$225	$1.30	$80	$0.46

Add:
Restructuring charges	122	0.70	44	0.26
Tax charges related to domestic and foreign tax audits	32	0.18	—	—
Charge from early extinguishment of debt	14	0.08	—	—
Contribution to MeadWestvaco Foundation	12	0.07	—	—

	180	1.03	44	0.26
Deduct:
Income from alternative fuel mixture credits	(242)	(1.40)	—	—
Income from vacation accrual adjustments	(13)	(0.07)	—	—
Gain from sale of assets	(11)	(0.06)	(10)	(0.05)
Gain from pension curtailment	(4)	(0.02)	(6)	(0.04)

	(270)	(1.55)	(16)	(0.09)

Net effect of special items	(90)	(0.52)	28	0.17

Net income and earnings per share, as adjusted	$135	$0.78	$108	$0.63

MeadWestvaco Corporation and consolidated subsidiary companies

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